Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

300 SOUTH GRAND AVENUE LOS ANGELES, CALIFORNIA 90071-3144 _____ TEL: (213) 687-5000 FAX: (213) 687-5600 www.skadden.com May 5, 2006

FIRM/AFFILIATE OFFICES

_____

BOSTON

CHICAGO

HOUSTON

NEWARK

NEW YORK

PALO ALTO

SAN FRANCISCO

WASHINGTON, D.C.

WILMINGTON

_____

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

PARIS

SINGAPORE

SYDNEY

TOKYO

TORONTO

VIENNA

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Re:	The Walt Disney Company
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The Walt Disney Company, a Delaware corporation (the “Company”), in connection with the registration of 49,575,895 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable by the Company pursuant to options granted or to be granted under the Walt Disney Company/Pixar 1995 Stock Plan, the Walt Disney Company/Pixar 1995 Director Option Plan and the Walt Disney Company/Pixar 2004 Equity Incentive Plan (collectively, the “Plans”), as assumed pursuant to the Agreement and Plan of Merger, dated as of January 24, 2006 (the “Merger Agreement”), by and among the Company, Lux Acquisition Corp., a California corporation and wholly owned subsidiary of the Company, and Pixar, a California corporation (“Pixar”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 5, 2006 under the Act; (ii) the Restated Certificate of Incorporation of the Company, as amended to date; (iii) the Amended and Restated Bylaws of the Company, as amended to date; (iv) the Plans; and (v) certain resolutions of the Board of Directors of the Company relating to the Merger Agreement, the Plans and the filing of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have also assumed that each award agreement setting forth the terms of each grant of options or other awards under the Plans is consistent with the Plans and has been duly authorized and validly executed and delivered by the parties thereto.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) if issued in physical form, certificates representing the Shares have been duly executed by the duly authorized officers of the Company in accordance with applicable law or, if issued in book entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent for Common Stock has been issued by said transfer agent, and (iii) such Shares have been delivered and paid for in accordance with the terms and conditions of the Plans at a price per share not less than the per share par value of the Common Stock, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/S/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Skadden, Arps, Slate, Meagher & Flom LLP

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